Exhibit 10.34

5 June 2006

WEST END CAPITAL MANAGEMENT (BERMUDA) LIMITED

DISCRETIONARY INVESTMENT MANAGEMENT

AGREEMENT

FOR

MONT FORT RE LTD. ILW CELL

DISCRETIONARY INVESTMENT MANAGEMENT

THIS AGREEMENT is made as of 5 June 2006, between

(1)           MONT FORT ILW CELL whose registered office is at Crawford House, 23 Church Street, Hamilton HM 11, Bermuda, ( the “Client”); and

(2)           WEST END CAPITAL MANAGEMENT (BERMUDA) LIMITED whose registered office is at Crawford House, 23 Church Street, Hamilton HM 11, Bermuda (the “Investment Manager”).

WHEREBY IT IS AGREED:

1.             Appointment of the Investment Manager

1.1           The Client hereby appoints the Investment Manager as discretionary investment manager of such of the Client’s cash, securities and other assets as may be placed with the Investment Manager for such purposes (the “Portfolio”).

1.2           This Agreement will come into effect on the commencement date hereof.

2.             The Portfolio

The Client will provide details of the initial Portfolio to the Investment Manager.

3.             Representations by the Investment Manager

The Investment Manager represents, warrants and undertakes to the Client on a continuing basis that:

(i)             The Investment Manager has all necessary powers and qualifications to manage the investment of the Portfolio.

(ii)            The Investment Manager is a registered Investment Manager under the Investment Business Act 2003.

4.             Representations by the Client

The Client represents, warrants and undertakes to the Investment Manager on a continuing basis that:

(i)            it has authority to enter into this Agreement and that it has taken all steps necessary to appoint the Investment Manager to perform the services envisaged in this Agreement;

(ii)           it is duly authorised and empowered to perform its duties and obligations hereunder and that the terms of this Agreement do not constitute a breach of any obligations by which the Client is bound whether arising by contract, operation of law or otherwise;

(iii)          the assets comprising the Portfolio are and will remain free of all liens, charges and other encumbrances, and that the Client is the beneficial owner of Portfolio assets;

(iv)         it will provide the Investment Manager with such declarations or other documentation with respect to the Client’s tax status as the Investment Manager may reasonably request;

(v)          it will advise the Investment Manager promptly of any changes to the Client’s tax status;

(vi)         as a condition of the provision of services by the Investment Manager hereunder, it will produce to the Investment Manager such documents as the Investment Manager may require as evidence of the Client’s authority to enter into this Agreement, and will forthwith advise the Investment Manager of any variation of or supplements to such documents; and

5.             Discretionary Authority and Investment Guidelines

5.1          Subject to the objectives, guidelines and restrictions set out in the investment guidelines comprising Appendix II (the “Investment Guidelines”), the Client hereby delegates to the Investment Manager, during the period of this Agreement, full discretionary authority to manage the Portfolio, and for that purpose, as agent for the Client:

(i)            to take all investment decisions in respect of the portfolio including any delegation to another investment manager for the partial management of the portfolio including but not limited to an Affiliate as defined in the Bermuda Companies Act;

(ii)           to subscribe for, purchase, sell, exchange, convert or otherwise effect transactions in Portfolio assets and to sign any documentation required in connection with such transactions;

(iii)          to place orders for the execution of Portfolio transactions with or through such brokers, dealers, agents, market makers or issuers as the Investment Manager may select, subject to terms of business agreed with the Investment Manager or implied by market practice; and

5.2          The Client hereby consents to the sub-delegation by the Investment Manager of any or all of the services hereunder to other Affiliates and to the employment of agents and sub-custodians who reasonably appear to the Investment Manager to be duly qualified to perform any or all of the services on behalf of the Client for the purposes of this Agreement.

5.3          The Investment Guidelines may be amended at any time either by agreement or by the Client on written notice to the Investment Manager.

6.             Dealing

6.1          Best Execution

In dealing with or for the Client, the Investment Manager will take reasonable care to ascertain the price which is the best available at the time for transactions of the kind and size concerned and will, unless it determines that the circumstances require it to do otherwise in the Client’s interest, deal at a price no less advantageous to the Client. The Client agrees that all transactions will be effected in accordance with the rules and regulations of the relevant market or exchange, if applicable.

6.2          Aggregation

The Investment Manager may only aggregate orders or transactions with its own, with those of other Affiliates or those of its clients where it is in the overall best interests of all the clients concerned. All allocations will be done fairly by the Manager.

6.3          Material Interests

The Investment Manager will avoid conflicts of interest where possible, but Affiliates are involved in many different commercial activities and the Investment Manager acts for other clients, some of which may have similar objectives to those of the Client.

When the Investment Manager takes an investment decision or effects a transaction on behalf of the Client, certain Affiliates or some other connected person may have an interest, relationship or arrangement that is material or a conflict of interest in relation to the transaction or investment concerned. Neither the Investment Manager nor any of the Affiliates or other connected person shall be liable to account to the Client for any profit, commission or remuneration received as a result of any such transactions.

7.             Bank and Custody Accounts

The Client will maintain, in the name of the Client, an interest bearing Call Deposit Account (being one or more accounts as the Client may direct or the Investment Manager considers appropriate), and a Custody Account through which Portfolio transactions will be settled and on which call balances available for investment will be maintained. The Investment Manager will, on request, give details of any interest payable on such accounts. The two accounts will be in a major bank (“the Custodian”) as may be agreed between the Client and the Investment Manager.

8.             Settlement and Collection

8.1          The Investment Manager will make reasonable efforts to ensure that the Custodian shall settle all transactions subject to it holding or receiving all necessary documents or funds, and will normally do so on such basis as is usual for the market concerned. Delivery or payment by the other party to any such transaction shall be at the Client’s risk, and the Investment Manager’s obligation to account to the Client for any investment or the proceeds of any investment shall be conditional upon receipt by the Custodian of the relevant documents or sale proceeds from the other party.

8.2          The Custodian may operate a settlement system whereby the Client is debited with the purchase cost or credited with the proceeds of sale on the usual settlement (or subscription) days for the market concerned, conditionally upon settlement being ultimately effected. This may result in either a benefit or loss to the Custodian where such settlement is effected at other times

8.3          The Investment Manager will make reasonable efforts to ensure that the Custodian will promptly collect all income receivable in respect of the Portfolio.

9.             Reporting

9.1          The Investment Manager will provide the Client with reports in respect of the Portfolio as may be mutually agreed from time to time.

10.          Records

10.1       The Investment Manager will maintain records of all transactions effected for the Portfolio.

10.2       The Investment Manager reserves the right to record telephone conversations. Access to such records is highly restricted.

11.          Fees and Charges

The Investment Manager’s remuneration for its services under this Agreement is set out in Appendix IV.

12.          Confidentiality

The Investment Manager will respect and protect the confidentiality of all information concerning the Portfolio and will not, without the Client’s prior consent, disclose any such information to a third party except: (i) in connection with its performance under this Agreement (which may include, without limitation, disclosure of the name of the Client to any broker, dealer or market maker); or (ii) as required or permitted by law or competent authority; or (iii) on the Client’s default either under this Agreement or under any other agreement which the Investment Manager has entered into on the Client’s behalf pursuant to this Agreement, whereupon the Investment Manager may disclose to a third party the Client’s name, addresses and such other information either as the Investment Manager deems necessary or as any counterparty reasonably requires.

13.          Money Laundering Legislation

In common with all properly regulated offshore jurisdictions, Bermuda has certain statutory provisions which, in summary, make money laundering a criminal offence. Where the Investment Manager knows or suspects that a client has engaged in criminal conduct, it may be obliged to report such knowledge or suspicion to the appropriate authorities in Bermuda.

14.          Liability and Insurance

14.1        In performing its obligations under this Agreement, the Investment Manager will act with all due care, skill and diligence. Except as provided in Clause 14.2:

(i)            the Investment Manager will not be responsible for any loss attributable to any act, omission or default of any broker, dealer, market maker, deposit-taker, sub-custodian or agent selected by the Investment Manager provided that the Investment Manager has not acted with gross negligence in selecting or utilising the services of such broker, dealer, market maker, deposit-taker, sub custodian or agent; and

(ii)           the Investment Manager will not have any liability to the Client except in the event of the gross negligence, wilful default or fraud of its employees.

14.2        The Investment Manager accepts responsibility for any losses attributable to acts, omissions or defaults for which its agents or sub-custodians are legally liable where such agents or sub- custodians are Affiliates.

14.3        Insurance cover is maintained for the Investment Manager in respect of professional negligence.

14.4        The Client shall indemnify the Investment Manager against all claims by third parties which may be made against either the Client or the Investment Manager in connection with the services under this Agreement and all reasonable costs and expenses properly incurred by the Investment Manager in connection with such claims, except to the extent that any claim is due to the gross negligence, wilful default or fraud of their employees. The Investment Manager will inform the Client of any such claims in respect of which an indemnity is sought under this Agreement.

14.5        The Investment Manager will not in any event have any liability to the Client to the extent that performance of its obligations is prevented or impeded as a consequence of any circumstances beyond its reasonable control, including (without limitation) nationalisation, currency restrictions, acts of war, acts of God, breakdown or failure of transmission or communications or computer facilities, postal or other strikes or industrial action, Government action, or the failure or disruption of any stock exchange, clearing house, settlements system or market.

14.6        No warranty is given by the Investment Manager as to the performance or profitability of the Portfolio or any part of it.

14.7        The Investment Manager will not be responsible for the tax consequences of any investment decision taken or transaction effected for the Client.

15.          Complaints

The Investment Manager maintains procedures for the effective consideration and handling of customer complaints. Complaints will be considered promptly by the Compliance Officer of the Investment Manager.

16.          Termination

16.1        This Agreement may be terminated by the Client at any time on 90 days written notice to the Investment Manager or by the Investment Manager on not less than ninety days’ prior written notice to the Client.

16.2        On notice of termination, the Investment Manager will, unless directed otherwise by the Client, continue to manage the Portfolio until the termination date, and is authorised in any event to arrange for the retention and/or realisation of such assets as may be required to settle transactions entered into prior to the actual date of termination, and to pay any outstanding liabilities of the Client.

16.3        In the event of termination of this Agreement, the Client will promptly give the Investment Manager all necessary instructions concerning the liquidation or transfer of the assets comprising the Portfolio, and (subject to Clause 19.5) the Investment Manager will act in accordance with such instructions. Termination will not affect accrued rights, existing commitments or any contractual provision intended to survive termination.

16.4        The Client will not be required to make any additional payment to the Investment Manager in respect of termination but will be responsible for any additional expenses necessarily incurred by the Investment Manager in giving effect to the Client’s instructions with regard to the realisation or transfer of Portfolio assets on termination (including any losses necessarily realised in settling or concluding outstanding obligations).

17.           Client’s Authorised Signatories

17.1        The persons identified in the Schedule to Appendix I (the “Authorised Signatories”) are authorised, on the Client’s behalf, to issue instructions, acknowledgements and notices to the Investment Manager.

17.2        Amendments to the current list of the Authorised Signatories may be made at any time, on written notice, signed by the relevant number of current Authorised Signatories as detailed in the Schedule to Appendix 1.

17.3        The Investment Manager shall be entitled to act, in accordance with Clause 19, on instructions given by Authorised Signatories as identified in the Schedule to Appendix I or as subsequently amended pursuant to Clause 18.2. The Investment Manager shall incur no liability for any action taken on such instructions, in the absence of express written notice of any change in the Authorised Signatories.

18.          Instructions, Communications and Notices

18.1        Subject to Clauses 19.2 and 19.3, all instructions, acknowledgements and notices will be given by letter which may be either delivered personally, posted or sent by facsimile transmission or email with digital signature to the intended recipient at the addresses set out in Appendix I.

18.2        Subject to Clause 19.3, the Investment Manager will not act upon any instructions or notices received by facsimile transmission until confirmed by letter delivered personally or by post, or confirmed orally by any one of the Authorised Signatories as detailed in the Schedule to Appendix I.

18.3        In cases of emergency, instructions for withdrawals of cash or other assets from the Portfolio may be given orally by any one of the Authorised Signatories or by facsimile transmission not confirmed orally; provided that the assets are to be transferred to the bank account in the name of the Client shown in Appendix I or to another account subsequently nominated by the Authorised Signatories in accordance with Clauses 19.1 and 19.2.

18.4        The Investment Manager may in good faith rely on an instruction, acknowledgement or notice which is reasonably believed to have been issued by an Authorised Signatory of the Client.

18.5        The Investment Manager may decline to accept or act upon any instruction or other communication which it reasonably believes not to have been issued in accordance with the provisions of this Agreement, or if it reasonably considers that compliance with such instruction would be impracticable or would give rise to a breach of any applicable law or regulation, and in any such circumstances the Investment Manager will notify the Client accordingly.

19.          Amendments

19.1        Subject to Clauses 5.3 and 20.2, this Agreement may be amended at any time by written agreement between the Investment Manager and the Client.

19.2        The Investment Manager may amend this Agreement by at least 30 days prior notice in writing to the Client (unless circumstances dictate a shorter period) where such amendment is necessary to comply with any law or the requirements of any relevant regulatory or supervisory authority.

20.          Entire Agreement

This Agreement, together with the Appendices, Schedules and any Supplements will constitute the entire agreement between the parties hereto, superseding all prior representations, proposals, agreements or understandings (whether written or oral) made by any party relating to the subject matter of this Agreement. No party shall have any liability in respect of any such representations, proposals, agreements or understandings (unless fraudulently made) which are not expressly set out or referred to in this Agreement.

21.          Governing Law

This Agreement will be subject to and construed in accordance with Bermuda law and the parties irrevocably submit, for the exclusive benefit of the Investment Manager, to the non-exclusive jurisdiction of the Courts of Bermuda.

IN WITNESS WHEREOF, the parties have duly executed this Investment Management Agreement as of the date first written above by their respective officers thereunto duly authorized.

Signed by:
David Brown
Director
For and on behalf of
MONT FORT ILW CELL

Signed by
Mark Byrne
Director
For and on behalf of
WEST END CAPITAL MANAGEMENT (BERMUDA) LIMITED

APPENDIX I

COMMUNICATIONS AND OTHER PARTICULARS

1.             The Client:           Mont Fort Re Limited High Layer Cell

2.             Commencement Date: Upon 3 business days notice from Client to Investment Manager but not later than 30 June 2006. If service not commenced before that date this contract shall be null and void and no payments due from either party to the other.

3.             The Initial Portfolio: As notified by the Client in writing to the Investment Manager.

4.             Client’s Authorised Signatories: See Schedule attached.

5.             Communications Addresses:

The Client:

Box 223
12 Church Street Suite 224
Hamilton HM11
Bermuda

Attention:	Brenton Slade
Telephone No.	+1(441) 278 4303
Facsimile No.	+1(441) 296 9879

The Investment Manager:

West End Capital Management (Bermuda) Limited
Crawford House
23 Church Street
Hamilton, HM 11
Bermuda

Attention:	Lesley Cox
Telephone No.	+1(441) 278 4334
Facsimile No.	+1 (441) 295 4927

6.             The Client’s Bank Account:

Name of Account:	Mont Fort Re Ltd.
Bank Name and Address:	HSBC – Bank of Bermuda
6 Front Street
Hamilton, Bermuda
Account No.:	1510 847797

7.             The Client’s name may be included in promotional literature or similar publications issued by the Investment Manager.

SCHEDULE TO APPENDIX I
CLIENT’S AUTHORISED SIGNATORIES
With effect from [Date]

Name	Position	Signature	Date

Brenton Slade	Director

Patrick Boisvert	Treasurer

James Oshaughnessy	Authorized Signatory

Authority:	Any one to sign	☐	Any two to sign	☒

Note:      Amendments to the current list of Authorised Signatories may be made at any time on written notice to the Investment Manager, signed by any two current Authorised Signatories, or by a certified Resolution of the Board of Directors of the Company.

APPENDIX II

INVESTMENT GUIDELINES

The Client will adopt investment management guidelines pursuant to which its investable assets will be managed as directed by the Client in writing from time to time. Until such further direction, the assets will be managed as follows:

West End will manage the investment funds in its long-only fixed income strategy. Investment funds will be managed according to conservative investment guidelines focused on protection and growth of assets, high credit quality and moderate interest rate risk. This portfolio will be invested 100% in fixed income assets (to include mortgage-backed securities, whole loans, preferred stocks, etc.) with the following profile: Average rating of AA- with a minimum of A- at purchase, maximum duration of 3.0 years, and a benchmark of the Lehman Aggregate Index adjusted for a duration of 2.0 years. Risk management limits including duration, credit, asset concentration and liquidity within the investment portfolio will be set and monitored by the Asset and Liability Committee of the Investment Manager.

APPENDIX III

REPORTING PACKAGE

1.             Transaction Advices

The Investment Manager will send the Client copies of contract notes and other transaction advices in respect of Portfolio transactions monthly.

2.             Periodic Valuations

The Investment Manager will send the Client quarterly a Portfolio Valuation which will include a list of the individual investments comprising the Portfolio, their respective acquisition costs, the value of each as at the valuation date and the performance of the Portfolio measured relative to the relevant Index.

Unless otherwise agreed or stated in the Valuation, the basis of valuation shall be as follows:

Securities quoted on a Stock Exchange	:	mid-market price between bid and offer or, where this is not available, in accordance with local market practice
Quoted Unit Trusts	:	mid price between bid and offer or, where this is not available, in accordance with local market practice

Other	:	cost or the Investment Manager’s estimated valuation where appropriate evidence is available.

3.             Account Statements

Statements of the Call Deposit Account will be sent to the Client monthly on which any changes in the basis of interest rates applicable to the Call Deposit Account will be shown.

4.             Tax

The Investment Manager will provide the Client (and/or the Client’s professional advisers) with such information and certificates (including dividend vouchers) as may be reasonably required for the preparation of tax returns.

APPENDIX IV
FEES AND CHARGES

The Investment Manager’s Remuneration

1.             The Investment Manager shall receive for its services under this Agreement a management fee (the “Management Fee”) of 0.50% per annum on assets managed. This covers the purchase of assets (but excludes associated global custody services), together with the ongoing management of the portfolio on a discretionary basis.

2.             The Management Fee shall be paid quarterly in advance and is calculated by reference to the market value of the Portfolio (including cash, accrued dividends and interest but excluding the value of any investment in collective investment schemes of which any Affiliate acts as manager or adviser and makes a periodic management charge to the scheme for its services) on the first business day of the quarterly period in respect of which fees are due. Additions to and withdrawals from the Portfolio during any quarterly period are taken into account on a time-weighted basis.

3.            The Investment Manager will also receive annually a performance fee from the Client (the “Performance Fee”). The Performance Fee if any, shall be calculated by reference to each issued preferred share of the Client for each period commencing on 1st January (or if later, the date of issue of the relevant preferred share) and ending on the earliest of (i) 31st December; (ii) the date of redemption of the relevant preferred share; or (iii) termination of this Agreement. The Performance Fee payable in respect of each preferred share for any period will be an amount equal to 15% of the appreciation (if any) on a cumulative high water mark basis of the Net Asset Value per Share attributable of the relevant preferred share. If there is no such appreciation, no Performance Fee will be paid in respect of that Ordinary Share for that period. The Investment Manager may, in its discretion, effectively waive all or part of the Performance Fee with respect to any Shareholder’s investment by rebate or otherwise.

The Performance Fee (if any) shall be paid to the Investment Manager within five business days following the completion of the annual audited financial statements.

4.             The Investment Manager is authorised to debit its fees to the Call Deposit Account under advice to the Client.

5.             In the event of termination of the Agreement, fees will be pro-rated by reference to the date on which the Portfolio is transferred to the Client or to the Client’s order, in accordance with the termination provisions of this Agreement.